Exhibit 99.1

Tecnoglass Named to Fortune’s 100 Fastest-Growing Companies List

- Only Company in the Materials Segment Recognized on the List -

- Based on Revenue and Adjusted EPS Growth of 65% and Over 200%, Respectively, From 2021 to LTM June 2024 -

Miami, FL – October 30, 2024 - Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading producer of high-end aluminum and vinyl windows and architectural glass for the global residential and commercial end markets, today announced it has been ranked by Fortune Magazine as the 27th fastest-growing company in the United States for 2024. The prestigious recognition is based on Tecnoglass’ strong revenue growth, earnings per share growth, and three-year annualized return to shareholders for the period ended June 30, 2024.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “We are honored to be recognized by Fortune as one of the nation’s fastest-growing public companies among an elite group of businesses across various industries. This achievement reflects our successful execution of strategic initiatives, our commitment to innovation, and our strong market position in both residential and multi-family/commercial. Our vertically integrated operations and focus on high-end products continue to drive sustainable growth and create value for our shareholders.”

The Fortune 100 Fastest-Growing Companies list recognizes the world’s best three-year performers in revenues, profits, and stock returns among companies that trade on a U.S. stock exchange and file quarterly reports with the SEC.

The full article can read through the following link:

https://fortune.com/2024/10/29/2024-100-fastest-growing-companies-list-tesla-nvidia-energy/

About Tecnoglass

Tecnoglass Inc. is a leading producer of high-end aluminum and vinyl windows and architectural glass serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 5.6 million square foot, vertically integrated, and state-of-the-art manufacturing complex provide efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for 95% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com